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                                                                  EXHIBIT 10.35

                                   AMENDMENT

            This AMENDMENT ("Amendment") to the Agreement (defined below), effective as of the Effective Date, is made by and between HRM HEALTH PLANS
(PA), INC. ("Ceding Company") and HANNOVER LIFE REASSURANCE COMPANY OF AMERICA ("HLR US").

            The parties desire to amend that certain binding letter agreement dated June 29, 2000 (the "Agreement"), setting forth the material terms of the reinsurance agreement between the parties, all upon the terms and subject to the conditions set forth below. Capitalized terms used herein shall have the meaning given them in the Agreement unless otherwise defined herein.

            NOW THEREFORE, in consideration of the mutual obligations set forth herein, and intending to be legally bound, the parties hereto agree as follows:

1.    Paragraph 4 is deleted and replaced with the following:

      "4. Expense Allowances. HLR US will pay Ceding Company an expense allowance for the administration of its share of the Business Reinsured equal to $7.83 per member per month from the Effective Date; provided, however, that the expense allowance will be adjusted on a quarterly basis for changes in membership in the Ceding Company by comparing the membership on the last day of the given quarter with the membership on the last day of the same quarter for the preceding year. For every 1,000 increase in membership from the same quarter for the preceding year, the expense allowance for the given quarter will decrease by $.07 per member per month. The parties agree that the expense allowance will never exceed $7.83 per member per month. An adjustment to the expense allowance for the given quarter, while calculated based on membership on the last day of the quarter as compared to the last day of the same quarter for the preceding year, will apply retroactively to the beginning of the given quarter. HLR US will not be obligated to pay agent commissions and premium taxes."

2.    Paragraph 5 is amended to add the following sentence:

      "Ceding Company may terminate the reinsurance agreement at any time after 42 months from the Effective Date by providing written notice of termination to HLR US not less than l80 days prior to the date on which the termination is to become effective."


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3.    A new paragraph l3 is added as follows:

      "13. Entire Agreement; Amendment. This agreement constitutes the entire agreement and understanding among the parties hereto with respect to the subject matter hereof. There are no agreements or understandings among the parties with respect to the subject matter hereof other than as expressed in this Agreement; provided, however, that HLR US and Ceding Company agree to enter into a definitive reinsurance agreement (together with a trust agreement attached thereto) within 30 days after the execution of this Amendment, which the Reinsurer and Ceding Company agree shall supersede and replace the Agreement, as amended hereby.

      Any modification or amendment of the Agreement shall be in writing and signed by the parties hereto."

                         [SIGNATURES ON FOLLOWING PAGE]


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            IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed this 4th day of May, 2001, effective as of the Effective Date.

         HRM HEALTH PLANS (PA), INC.

         By: /s/ C. A. Price
             ----------------------------------------
         Title: Chairman
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         HANNOVER LIFE REASSURANCE COMPANY OF AMERICA

         By: /s/ Peter Schaefer
             ----------------------------------------
         Title: President & CEO
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